Exhibit A
to the Guinness Atkinson
Amended and Restated Distribution Agreement

Fund Names

Separate Series of Guinness Atkinson Funds

Name of Series	Date Added

Guinness Atkinson Asia Focus Fund	4-28-03
Guinness Atkinson China & Hong Kong Fund	4-28-03
Guinness Atkinson Global Innovators Fund	4-28-03
Guinness Atkinson Global Energy Fund	6-30-04
Guinness Atkinson Alternative Energy Fund	3-31-06
Guinness Atkinson Asia Pacific Dividend Fund	3-31-06
Guinness Atkinson Renminbi Yuan & Bond Fund	6-30-11
Guinness Atkinson Inflation Managed Dividend Fund	3-30-12